Exhibit 10.3.10

Amendment No. 1

to the Employment Agreement with Jeffrey Gordon

This Amendment No. 1 to the Employment Agreement dated as of January 14, 2008 (the “Agreement”), between Syniverse Technologies, Inc. (the “Company”), Syniverse Holdings, Inc. and Jeffrey Gordon (“Executive”) is made this 30 day of December 2008.

The Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure documentary compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1. Section 409A. The Agreement is hereby amended by adding the following Section 25:

“25. Provisions Relating to Section 409A of the Code

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) (“Section 409A”). Nevertheless, the tax treatment of the amounts or benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, as required by Section 409A, the severance payments under subsection 4(d)(i), whether payable by reason of subsections 4(b), (d) or (e), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment (collectively, the “Termination Benefits”), will not be payable or distributable to Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon Executive’s termination of employment or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (c) below.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, as required by Section 409A, if the severance payments under subsection 4(d)(i), whether payable by reason of subsections 4(b), (d) or (e), or any other Termination Benefit, become payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the amount of such severance payment or other Termination Benefit that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of (i) a date no later than thirty (30) days following Executive’s death or (ii) the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A; provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d) Timing of Waiver and Release of Claims. Whenever in this Agreement the provision of payment or benefit is conditioned on Executive’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within 60 days after the date of termination of Executive’s employment, but the Company may elect to commence payment at any time during such 60-day period.

(e) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including but not limited to subsection 3(f) and Section 22, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of such expenses shall be subject to liquidation or exchange for another benefit. Any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement).

(f) Treatment of Installment Payments. Each installment payment of severance benefits shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A.”

2. Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed.

SYNIVERSE TECHNOLOGIES, INC.

By:	/s/ Leigh M. Hennen
Name:	Leigh M. Hennen
Title:	Chief Human Resources Officer

SYNIVERSE HOLDINGS, INC.

By:	/s/ Leigh M. Hennen
Name:	Leigh M. Hennen
Title:	Chief Human Resources Officer

EXECUTIVE

/s/ Jeffrey Gordon
JEFFREY GORDON